FOR IMMEDIATE RELEASE

Norfolk Southern statement regarding extension of Positive Train Control deadline

NORFOLK, Va., October 30, 2015 - Norfolk Southern Corp. (NYSE: NSC) issued the following statement regarding enactment of a key transportation law that includes an extension of the Positive Train Control (PTC) deadline to Dec. 31, 2018.

“Norfolk Southern appreciates the consideration and study afforded the PTC issue by Congress, the President, and all parties who support safe and reliable rail service.

“Enactment of the Surface Transportation Extension Act of 2015, with its provision for extending the PTC deadline, affords us the opportunity to continue to diligently pursue implementation of PTC on the required rail lines in compliance with the law.

“Following this commendable step by Congress and the President, Norfolk Southern has rescinded its cessation of service notice for Poisonous-Inhalation-Hazard commodities, and for passenger and commuter trains. The government’s action makes it possible for Norfolk Southern to conduct lawful operations beyond the former deadline of Dec. 31, 2015, maintaining full access to the rail network for customers and passengers.

“Norfolk Southern is particularly grateful for the patience and understanding of our customers, suppliers, and communities as we have worked toward the common goal of a timely legislative resolution to the PTC deadline issue.”

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

http://www.norfolksouthern.com

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